Registration No. 333-20277
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                         PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         PHL VARIABLE INSURANCE COMPANY
                         ------------------------------
             (Exact name of registrant as specified in its charter)


   Connecticut
------------------        ----------------------       -------------------
(State or other             (Primary Standard            (I.R.S. Employer
jurisdiction of                 Industrial                Identification
incorporation or              Classification                  Number)
 organization)                 Code Number)


                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (800) 447-4312
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                               DONA D. YOUNG, ESQ.
                         PHL VARIABLE INSURANCE COMPANY
                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5967
        -----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of this earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         PHL VARIABLE INSURANCE COMPANY

                        CROSS REFERENCE SHEET PURSUANT TO
                           REGULATION S-K, ITEM 501(B)

   FORM S-1 ITEM NUMBER                                                               CAPTION HEADING IN PROSPECTUS
   --------------------                                                               -----------------------------
 1.      Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus...............................        Outside Front Cover

 2.      Inside Front and Outside Back Cover Pages of Prospectus..............        Inside Front Cover
 3.      Summary Information, Risk Factors and Ratio of Earnings to Fixed
         Charges..............................................................        Product Description

 4.      Use of Proceeds......................................................        Investments by PHL Variable
 5.      Determination of Offering Price......................................        Not Applicable
 6.      Dilution.............................................................        Not Applicable
 7.      Selling Security Holders.............................................        Not Applicable
 8.      Plan of Distribution.................................................        Distribution of Contracts
 9.      Description of Securities to be Registered...........................        Product Description
10.      Interests of Named Experts and Counsel...............................        Not Applicable
11.      Information with Respect to the Registrant...........................        Description of PHL Variable; Management's
                                                                                      Discussion and Analysis of Financial Condition
                                                                                      and Officers of PHL Variable; Executive
                                                                                      Compensation; Directors and Officers of PHL
                                                                                      Variable; Experts and Legal Proceedings;
                                                                                      Financial Statements
12.      Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities.......................................        Not Applicable


                                   PROSPECTUS
                MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT

           Offered through PHL Variable Accumulation Account Annuities issued by

                         PHL VARIABLE INSURANCE COMPANY
                          VARIABLE PRODUCTS OPERATIONS
                                101 MUNSON STREET
                         GREENFIELD, MASSACHUSETTS 01301
                            TELEPHONE: (800) 447-4312

                            -------------------------

                                mailing address:

                    PHOENIX VARIABLE PRODUCTS MAIL OPERATIONS
                                  P.O. BOX 8027
                        BOSTON, MASSACHUSETTS 02266-8027


    This Prospectus describes PHL Variable Insurance Company's ("PHL Variable", "Company" or "We") Market Value Adjusted Guaranteed Interest Account ("MVA"). The MVA only is available for use under the Company's deferred variable accumulation annuity contract (the "Contract"). The MVA is an account to which Contract Owners may allocate purchase payments or transfer accumulation value to and from, subject to the rules outlined in the Contract prospectus. As this Prospectus focuses on the operations and features of the MVA, an investor should carefully review the Contract prospectus (which is attached to this Prospectus).

    PHL Variable guarantees specified rates of interest for amounts allocated to the MVA for specified periods (Guarantee Period). The Guaranteed Rate offered will, in no event, be less than 3%.

    The assets supporting the Company's obligations based on allocations to the MVA are held in PHL Variable Separate Account MVA1 ("Separate Account MVA1"), which is a "non-unitized" separate account. Such obligations are based on the interest rates credited to allocations to the MVA and the terms of the Contract. These obligations do not depend on the investment performance of the assets in Separate Account MVA1. Separate Account MVA1 was established by the Company according to Connecticut law.

    Any partial or full surrenders or transfers from the MVA, before the end of a Guarantee Period, may be adjusted up or down by the application of the Market Value Adjustment. Any values allocated to the MVA that are applied to determine the annuity benefit before the end of the Guarantee Period also will be subject to the Market Value Adjustment. Accordingly, a Contract Owner may experience a negative investment return.

    The annuity benefits available under the Contract may be either fixed or variable amounts. The Contract Value before maturity will vary with the investment performance of the Subaccounts of the PHL Variable Accumulation Account selected and amounts allocated to the Guaranteed Interest Account and the MVA. The amount of any variable annuity payments thereafter will fluctuate with the investment performance of the Subaccounts of the PHL Variable Accumulation Account selected.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS MUST BE ACCOMPANIED BY THE PROSPECTUSES FOR A PHL VARIABLE ACCUMULATION ACCOUNT ANNUITY CONTRACT, THE PHOENIX EDGE SERIES FUND, WANGER ADVISORS TRUST AND THE TEMPLETON VARIABLE PRODUCTS SERIES FUND. THIS PROSPECTUS AND THE PROSPECTUSES FOR THE CONTRACT AND THE FUNDS SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

JULY 15, 1997

                                TABLE OF CONTENTS

Heading                                                                    Page
--------------------------------------------------------------------------------

SPECIAL TERMS.................................................................3
PRODUCT DESCRIPTION...........................................................3
   The Nature of the Contract and the MVA.....................................3
   Availability of the MVA....................................................3
   The Market Value Adjusted Guaranteed Interest Account .....................3
   Market Value Adjustment....................................................4
   Setting the Guaranteed Rate................................................5
   Application of the Market Value Adjustment on Withdrawals..................5
INVESTMENTS BY PHL VARIABLE...................................................5
DISTRIBUTION OF CONTRACTS.....................................................6
FEDERAL TAXATION DISCUSSION...................................................6
ACCOUNTING PRACTICES..........................................................6
DESCRIPTION OF PHL VARIABLE ..................................................6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATION....................................................6
   Executive Compensation.....................................................7
DIRECTORS AND OFFICERS OF PHL VARIABLE........................................8
EXPERTS.......................................................................8
LEGAL PROCEEDINGS.............................................................8





























                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded hereby to the extent that a statement contained in a later-filed document or herein shall modify or supersede such statement. Any statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

    The Company will furnish, without charge, to each person to whom a copy this Prospectus is delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in the Prospectus, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in the Prospectus). Requests for such document should be directed to 800-447-4312.

SPECIAL TERMS
--------------------------------------------------------------------------------
    As used in this Prospectus, the following terms mean:

ACCOUNT: PHL Variable Accumulation Account.

CONTINGENT DEFERRED SALES CHARGE: Surrender charges.

CONTRACT: The deferred variable accumulation annuity contract issued by PHL Variable Insurance Company.

CONTRACT VALUE: Prior to its maturity, the sum of the values under a Contract of all accumulation units held in the Subaccounts of the Account plus the values held in the Guaranteed Interest Account and the Market Value Adjusted Guaranteed Interest Account.

CURRENT RATE: The Guaranteed Rate currently in effect for amounts allocated to the Market Value Adjusted Guaranteed Interest Account, established from time to time for various durations.


DEATH BENEFIT: An amount, calculated pursuant to the terms of the Contract, payable upon the death of the Annuitant or Owner, as applicable, to a beneficiary designated in the Contract to receive such proceeds.


EXPIRATION DATE: The date on which the Guarantee Period ends.

GUARANTEE PERIOD: The duration for which interest accrues at the Guaranteed Rate on amounts allocated to the Market Value Adjusted Guaranteed Interest Account.


GUARANTEED INTEREST ACCOUNT (GIA): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable.


GUARANTEED RATE: The effective annual interest rate PHL Variable uses to accrue interest on amounts allocated to the Market Value Adjusted Guaranteed Interest Account for a Guarantee Period. Guaranteed Rates are fixed at the time an amount is credited to the Market Value Adjusted Guaranteed Interest Account and remain level throughout the Guarantee Period.


MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT (MVA): An account that pays interest at a Guaranteed Rate if held to maturity. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the Guarantee Period, a Market Value Adjustment will be made. Assets allocated to the MVA are not part of the assets allocated to the Account or the general account of PHL Variable.

MARKET VALUE ADJUSTMENT: An adjustment made to the amount that a Contract Owner will receive if money is withdrawn, transferred or applied to an annuity option from the Market Value Adjusted Guaranteed Interest Account before the Expiration Date of its Guarantee Period.


PHL VARIABLE: PHL Variable Insurance Company.

WINDOW PERIOD: The 15-day period before and after the Expiration Date during which time any withdrawals or transfers from the MVA will not be subject to a Market Value Adjustment.


PRODUCT DESCRIPTION
--------------------------------------------------------------------------------
THE NATURE OF THE CONTRACT AND THE MVA
    The investment option described in this Prospectus is a Market Value Adjusted Guaranteed Interest Account (MVA) available only under the flexible premium deferred variable annuity contract (the "Contract") offered by PHL Variable Insurance Company ("PHL Variable" or the "Company"). The Contract is described in detail in its prospectus. You should review the Contract prospectus with this Prospectus before deciding to invest in the Contract or allocate purchase payments to the MVA.


    The MVA currently provides four choices of interest rate Guarantee Periods:
3-year, 5-year, 7-year and 10-year. Purchase payments can be allocated to one or more of the available MVA Guarantee Period options, either at the time the payment is made or by transferring amounts held in the Subaccounts of the PHL Variable Accumulation Account (the "Account"), the Guaranteed Interest Account or other available Guarantee Periods of the MVA option, anytime prior to Contract maturity. Generally, amounts allocated to an MVA option must be for at least $1,000. We reserve the right to limit cummulative amounts allocated to the MVA during any one week period to not more than $250,000.

    Amounts may be transferred to or from the MVA according to the Contract transfer rules. You may make up to six transfers per year from the MVA. (See "The Accumulation Period -- Transfers" of the Contract prospectus.)

    Allocations that remain in the MVA until the applicable Expiration Date will be equal to the amount originally allocated multiplied, on an annually compounded basis, by its Guaranteed Rate.


    A Market Value Adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the Expiration Date. (See "The Market Value Adjusted Guaranteed Interest Account.")

    The Contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. A Death Benefit also is available under the Contract. (For a discussion of the Death Benefit available under the Contract, please refer to "Payment Upon Death Before Maturity Date" and "Payment Upon Death After Maturity Date" in the Contract prospectus.) Since MVA values are part of the Contract Value, earnings on allocations to the MVA will impact the values available at surrender or maturity. No Market Value Adjustment will be applied to Death Benefit proceeds.


AVAILABILITY OF THE MVA
    The MVA is not available in all states.

THE MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT
    The MVA is available only during the accumulation phase of the Contract. The MVA option currently offers different Guarantee Periods, which provide the ability to earn interest at different Guaranteed Rates on all or part of the Contract Value. Each allocation has its own Guaranteed Rate and Expiration Date. Because the Company changes Guaranteed Rates periodically, amounts allocated to a Guarantee Period at different times may have varied Guaranteed Rates and Expiration Dates. The applicable Guaranteed Rate does not change during the Guarantee Period. The Guaranteed Rate may never be less than 3%.

    PHL Variable will notify you of the expiration of the Guarantee Period and of your available options within 30 days of the Expiration Date. You will have 15 days before and 15 days following the Expiration Date ("Window Period") to notify us of your election. During this Window Period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to another Guarantee Period, the Account, the Guaranteed Interest Account or elect to withdraw funds, we will begin another Guarantee Period of the same duration as the one just ended and credit interest at the then current rate for that new Guarantee Period. If you chose a Guarantee Period that is no longer available or your original Guarantee Period is no longer available, we will use the Guarantee Period with the next longest duration.

    To the extent permitted by law, we reserve the right, anytime, to discontinue Guarantee Periods or to offer Guarantee Periods that differ from those available at the time your Contract was issued. Since Guarantee Periods may change, please contact Variable Products Operations to determine the current Guarantee Periods being offered.


MARKET VALUE ADJUSTMENT
    Any withdrawal from your MVA will be subject to a Market Value Adjustment unless the effective date of the withdrawal is within 15 days before and after the end of a Guarantee Period. For this purpose, redemptions, transfers and maturity amounts are treated as withdrawals. The Market Value Adjustment will be applied to the amount being withdrawn after the deduction of any applicable Administrative Charge and before the deduction of any applicable Contingent Deferred Sales Charges (surrender charges). The Market Value Adjustment can be positive or negative. The amount being withdrawn after application of the Market Value Adjustment can be greater than or less than the amount withdrawn before the application of the Market Value Adjustment.

    A Market Value Adjustment will not be applied upon the payment of the Death Benefit.

    The Market Value Adjustment will reflect the relationship between the Current Rate (defined below) for the amount being withdrawn and the Guaranteed Rate. It is also reflective of the time remaining in the applicable Guarantee Period. Generally, if the Guaranteed Rate is lower than the applicable Current Rate, then the application of the Market Value Adjustment will result in a lower payment upon withdrawal. Conversely, if the Guaranteed Rate is higher than the applicable Current Rate, the application of the Market Value Adjustment will produce a higher payment upon withdrawal.

    The Market Value Adjustment which is applied to the amount being withdrawn is determined by using the following formula:

    Market Value Adjustment

                           1+i    n/12
          = Amount x [(----------)     -1]
                       1+j+0.0025

    where,

    Amount, is the amount being withdrawn from a given accumulated amount less any applicable administrative charges.

    i, is the Guaranteed Rate being credited to the amount subject to the Market Value Adjustment; and

    j, is the Current Rate, which is the current interest rate, for new deposits with a Guarantee Period equal to the number of years remaining in the current Guarantee Period, rounded up to the next higher number of complete years; and

    n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current Guarantee Period.

    If the Company does not offer a Guarantee Period equal to the number of years remaining in the Guarantee Period, "j" will be determined by interpolation of the Guaranteed Rate for the Guarantee Periods then available.

EXAMPLES
    The following examples illustrate how the Market Value Adjustment operates:

    EXAMPLE 1

    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year Guarantee Period. The Guaranteed Rate for this deposit amount is 5.50%.

    If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of Market Value Adjustment is:


                        2
       $10,000 x (1.055)  = $11,130.25

    2. The Current Rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

    3. The number of months remaining in the Guarantee Period (rounded up to next whole number) is 36.

    4. The Market Value Adjustment equals $-386.43, and is calculated as follows:

                                        1+0.055    36/12
          $-386.43 = $11,130.25 x [(--------------)      -1]
                                    1+0.065+0.0025

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 - $386.43).

    EXAMPLE 2

    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year Guarantee Period. The Guaranteed Rate for this amount is 5.50%.

    If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of Market Value Adjustment is:

                        2
       $10,000 x (1.055)  = $11,130.25

    2. The Current Rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

    3. The number of months remaining in the Guarantee Period (rounded up to next whole number) is 36.

    4. The Market Value Adjustment equals $240.79, and is calculated as follows:

                                        1+0.055    36/12
          $+240.79 = $11,130.25 x [(--------------)      -1]
                                    1+0.045+0.0025

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

    THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

SETTING THE GUARANTEED RATE
    PHL Variable determines Guaranteed Rates for current and future purchase payments, transfers or renewals. Although future Guaranteed Rates cannot be predicted, the Company guarantees that the Guaranteed Rate will never be less than 3% per annum.

APPLICATION OF THE MARKET VALUE ADJUSTMENT ON WITHDRAWALS

    A Market Value Adjustment will apply if a withdrawal is made before the Expiration Date and outside the Window Period as described above. When a withdrawal is made for full or partial surrender, up to 10% of the Contract Value may be withdrawn without a sales charge applied. Sales charges (expressed as a percentage) on the amount to be withdrawn in excess of the 10% allowable amount, are as follows:


 AGE OF PURCHASE PAYMENT                     DEFERRED
 IN COMPLETE YEARS FROM                  SALES CHARGE AS A
    PAYMENT DATE UNIT                      PERCENTAGE OF
  RELEASED WAS CREDITED                  AMOUNT WITHDRAWN
  ---------------------                  ----------------
          0                                     7%
          1                                     6%
          2                                     5%
          3                                     4%
          4                                     3%
          5                                     2%
          6                                     1%
      7 and over                                0%

    The Company makes this adjustment for surrender charge since we make no deduction for sales charges when a purchase payment is made. The surrender charge is computed based on the date that the particular payment is received into the Contract.

    Purchase payments that remain on deposit for 7 complete years are not subject to surrender charges. Amounts allocated to the MVA however, continue to be subject to a Market Value Adjustment. For more information regarding the application of surrender charges, please consult the Contract prospectus.

    Please note that other charges also are imposed against the Contract including mortality and expense risk and administrative charges. For a more detailed explanation of applicable charges, please see the "Deductions and Charges" section of the Contract prospectus.


INVESTMENTS BY PHL VARIABLE
--------------------------------------------------------------------------------
    Assets of PHL Variable must be invested according to applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, stock, real estate mortgages, real estate and other investments.

    Proceeds from the purchases of the MVA option will be deposited into Separate Account MVA1, which is a non-unitized separate account established under Connecticut law. Contract Values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the Contract, and do not depend on the investment performance of the assets in Separate Account MVA1.

    Under Connecticut law, all income, gains or losses of Separate Account MVA1 whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1 without regard to other income, gains and losses of PHL Variable. The assets of the Separate Account may not be charged with liabilities arising out of any other business that the Company may conduct. Obligations under the Contracts are obligations of PHL Variable.

    There are no discreet units in Separate Account MVA1. No party with rights under any Contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to the Company. PHL Variable retains the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. Should the value of the assets in Separate Account MVA1 drop below the reserve and other liabilities the Company must maintain in relation to the Contracts supported by such assets, the Company will transfer assets from its general account to Separate Account MVA1, conversely, if the amount the Company is maintaining is too much, the Company may transfer the excess to the general account.

    In establishing Guaranteed Rates, PHL Variable intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. The Company's investment strategy with respect to the proceeds attributable to the Contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which the Company intends to invest the proceeds from the Contracts include:

    0 Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

    0 Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

    0 Other debt instruments, including but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes the Company's investment strategy with respect to the proceeds attributable to the Contracts, the Company is not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by Connecticut and other state insurance law.


DISTRIBUTION OF CONTRACTS
--------------------------------------------------------------------------------

    Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the Contracts. Contracts may be purchased through representatives of W.S. Griffith & Company ("W.S. Griffith") licensed to sell PHL Variable Annuity Contracts. PEPCO and W.S. Griffith are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. (the "NASD"). PHL Variable, PEPCO and W.S. Griffith are indirect subsidiaries of Phoenix Home Life Mutual Insurance Company.

    PEPCO enters selling agreements with other broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the Contracts. These agents also are registered representatives of selling brokers or W.S. Griffith. Contracts with the MVA option are offered in states where PHL Variable has received authority to write modified guarantee annuity business and the MVA and the Contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a Contract is 7.25%.

    Although the Glass-Steagall Act prohibits banks and bank affiliates from engaging in the business of underwriting securities, banking regulators have not indicated that such institutions are prohibited from purchasing variable annuity contracts upon the order and for the account of their customers.


FEDERAL TAXATION DISCUSSION
--------------------------------------------------------------------------------

    Please refer to "Federal Income Taxes" in the Contract prospectus for a discussion of the tax status of the Contract.


ACCOUNTING PRACTICES
--------------------------------------------------------------------------------
    The information presented below should be read with the audited financial statements of PHL Variable and other information included elsewhere in this Prospectus.

    The financial statements and other financial information included in this Prospectus have been prepared in conformity with generally accepted accounting principles ("GAAP").


DESCRIPTION OF PHL VARIABLE
--------------------------------------------------------------------------------
THE COMPANY
    PHL Variable is a life insurance company and a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company ("Phoenix"). The Company (formerly known as Dreyfuss Consumers Life) was purchased by Phoenix and its name was changed accordingly in 1994; it is domiciled in the state of Connecticut. Phoenix and its subsidiaries (the Phoenix Group) offer a wide range of insurance and investment products and services including individual participating life insurance, variable life insurance, group life and health insurance, life and health reinsurance, investment advisory and mutual fund distribution services, insurance agency and brokerage operations.

    PHL Variable serves as the variable annuity operation for the Phoenix Group and as of the date of this Prospectus, PHL Variable offers individual deferred variable annuities that are registered with the SEC. The Company plans to obtain authority to sell variable annuity contracts in all states except New York, and as of July 15, 1997, it had obtained such authority in 43 states and the District of Columbia.

    The Company's Home Office is located in Hartford, Connecticut.
The Company's principal administrative office is located at 101
Munson Street, Greenfield, Massachusetts. Functionally, the Company is part of Phoenix's operations and all administrative and operational services are provided by Phoenix.

SELECTED FINANCIAL DATA
     The following selected financial data are qualified by reference to, and should be read in conjunction with, the financial statements, including related notes thereto, included elsewhere in this Prospectus.

    The following table reflects the results of PHL Variable's operations for the years ended December 31, 1996, 1995 and 1994:


                                        1996     1995     1994
                                        ----     ----     ----
                                            ($ IN MILLIONS)
Fees and other considerations.......   $ 1.5   $  0.1    $ 0.0
Net investment income...............     1.1      0.8      0.5
                                         ---      ---      ---
    Total Revenues..................     2.6      0.9      0.5
Policy Benefits and Payments........     0.4      0.0      0.0
Expenses............................     1.7      0.9      0.2
                                         ---      ---      ---
    Total Benefits and Expenses.....     2.1      0.9      0.2
Income before income taxes..........  $  0.5    $ 0.0    $ 0.3


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
--------------------------------------------------------------------------------
RESULTS OF OPERATION

     PHL Variable began offering variable annuity insurance products directly to the public in July 1995. PHL Variable currently has state licenses and also has variable annuity authority in 43 states. The licensing for the remaining states is ongoing. Deposits to the Company's variable annuity contracts increased from $18.8 million in 1995 to $142.6 million in 1996, a combined total of both separate accounts and guaranteed interest accounts within the Company's variable annuity product.

     PHL Variable's total assets increased to $189.5 million at December 31, 1996 compared to $36.9 million at December 31, 1995. The increase of $152.6 million is the result of the increase in the separate account assets of its variable annuity products.

     In 1996, total equity increased to $16.8 million from $16.7 million at December 31, 1995. The $0.1 million increase in equity resulted from the $0.3 million in net income offset by $(0.2) million in unrealized investment losses.

     Net income before income taxes was $471 thousand for the year ended December 31, 1996, compared to a $(16) thousand net loss in 1995. Net investment income of $1.1 million in 1996 reported an increase from $0.8 million in 1995. Federal income taxes increased by $194 thousand in 1996 compared to 1995. As a result of the foregoing factors, net income increased to $300 thousand in 1996 from $7 thousand in 1995.

LIQUIDITY AND CAPITAL RESOURCES
    The liquidity requirement of the Company was met by cash from insurance operations and investment activities. Cash inflows of PHL Variable consist of fee and investment income and the proceeds from sales or maturities of investments. Cash outflows consist primarily of payments for investments acquired, operating expenses, commissions and taxes. For the years ended December 31, 1996 and 1995, the net increase (decrease) in cash and cash equivalents was $(6.6) million and $8.4 million, respectively.


    Effective June 20, 1994 the Company was provided with a net worth guarantee from Phoenix. This guarantee remains in effect for the period that the Company remains a wholly-owned subsidiary or until such earlier time as: (1) the Company requests a separate rating from the rating agencies; or (2) any of such rating agencies on their own initiative determine that the Company requires a separate rating.

SEGMENT INFORMATION
    As of the date of this Prospectus, we offered only variable deferred annuities.

REINSURANCE
    We have entered into a reinsurance agreement with a large reinsurer. This agreement transfers the payment obligation for the death benefit on our variable deferred annuities to the reinsurer in exchange for a reinsurance premium.

    The ceding of death benefit payments does not discharge the original insurer from its primary liability to the policyholder. The original insurer would remain liable in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Company and its affiliated group have established strict standards that govern the placement of reinsurance and monitors ceded insurance security.


COMPETITION
    We are engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in the marketing and sale of insurance and annuity products. There are approximately 2,300 stock, mutual and other types of insurers in the life insurance business in the United States.

EMPLOYEES
    All management and administrative functions are performed by Phoenix employees. The Company is charged for such services on a time allocation basis.

REGULATION
    We are organized as a Connecticut stock life insurance company, and are subject to Connecticut law governing insurance companies. We are regulated and supervised by the Connecticut Commissioner of Insurance. By March 1 of every year, we must prepare and file an annual statement, in a form prescribed by the Connecticut Insurance Department, which covers our operations for the preceding calendar year, and must prepare and file our statement of financial condition as of December 31 of such year. The Commissioner and his or her agents have the right at all times to review or examine our books and assets. A full examination of our operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). We are subject to the insurance laws and various federal and state securities laws and regulations and to regulatory agencies, such as the SEC and the Connecticut Banking Department, which administer those laws and regulations.

    We can be assessed up to prescribed limits for policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. We cannot predict or estimate the amount any such future assessments we may have to pay. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.

    Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. This applies to us and our affiliates. Under such laws, inter-company transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.

    Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the antitrust laws; (e) the barriers preventing most banks from selling or underwriting insurance; and (f) any initiatives directed toward improving the solvency of insurance companies. We also would be affected by federal initiatives that have impact on the ownership of or investment in United States companies by foreign companies or investors.

EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officer's time devoted to duties as executive officers of PHL Variable. No officer or Director of PHL Variable received allocated compensation in excess of $100,000.

DIRECTORS AND OFFICERS OF PHL VARIABLE
--------------------------------------------------------------------------------
NAME                            POSITION WITH REGISTRANT

Richard H. Booth                Director and Executive
                                Vice President

Robert G. Chipkin               Director

Robert W. Fiondella             Director, Chairman and
                                President

Joseph E. Kelleher              Director and Senior
                                Vice President

Philip R. McLoughlin            Director and Executive
                                Vice President

Charles J. Paydos               Director and Executive
                                Vice President

David W. Searfoss               Director, Executive President,
                                Chief Financial Officer and
                                Treasurer

Simon Y. Tan                    Director and Senior Vice
                                President

Dona D. Young                   Director and Executive
                                Vice President

Robert G. Lautensack            Senior Vice President

Lisa-Lynn Bassi                 Vice President


EXPERTS
--------------------------------------------------------------------------------

    The financial statements of PHL Variable Insurance Company as of December 31, 1996 have been audited by Price Waterhouse LLP, independent accountants, whose reports are set forth herein, and the financial statements have been included upon the authority of said firm as experts in accounting and auditing. Price Waterhouse LLP, whose address is One Financial Plaza, Hartford, Connecticut, also provides other accounting and tax-related services as requested by PHL Variable from time to time.

    Blazzard, Grodd & Hasenauer, P.C. of Westport, Connecticut has provided advice on certain matters relating to Federal securities and income tax laws in connection with the Contracts.

    Legal matters relating to the validity of the securities being issued have been passed upon by Edwin L. Kerr, Counsel, Phoenix Home Life Mutual Insurance Company, Hartford, Connecticut.


LEGAL PROCEEDINGS
--------------------------------------------------------------------------------
    PHL Variable, the Account and PEPCO are not parties to any litigation that would have a material adverse effect upon the Account or the Contracts.

PHL VARIABLE
INSURANCE COMPANY
INTERIM FINANCIAL STATEMENTS
MARCH 31, 1997

                          QUARTER ENDED MARCH 31, 1997



                                                                           PAGE

Balance Sheets at March 31, 1997 and December 31, 1996....................   11

Statements of Operations for the Three Months Ended
  March 31, 1997 and March 31, 1996.......................................   12

Statements of Cash Flows for the Three Months Ended
  March 31, 1997 and March 31, 1996.......................................   13

Notes to Financial Statements.............................................14-15

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                           (UNAUDITED)
            (IN THOUSANDS)                          MARCH 31,       DECEMBER 31,
                                                      1997              1996


ASSETS
Investments:
Fixed maturities:
  Held-to-maturity, at amortized cost            $      1,568       $      1,827
  Available for sale, at fair value                    16,624             15,279
                                                 ------------       ------------
Total investments                                      18,192             17,106


Cash and cash equivalents                               3,444              1,822
Accrued investment income                                 273                208
Deferred policy acquisition costs                      11,824              9,557
Current income taxes                                      103                 14
Deferred income taxes                                     222                363
Other assets                                              468                225
Goodwill                                                  732                756
Separate account assets                               191,436            159,418
                                                 ------------       ------------
Total assets                                     $    226,694       $    189,469
                                                 ============       ============

LIABILITIES
Contractholders' funds at interest               $     16,257       $     11,569
Other liabilities                                       2,088              1,678
Separate account liabilities                          191,436            159,418
                                                 ------------       ------------
Total liabilities                                     209,781            172,665
                                                 ------------       ------------


 EQUITY
 Common stock, $1 par value, 2,500,000
  shares authorized, issued and outstanding             2,500              2,500
 Additional paid-in-capital                            13,864             13,864
 Unrealized investment gains, net                          (6)                44
 Retained earnings                                        555                396
                                                 ------------       ------------
 Total equity                                          16,913             16,804
                                                 ------------       ------------

  Total liabilities and equity                   $    226,694       $    189,469
                                                 ============       ============






        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                           (UNAUDITED)
            (IN THOUSANDS)                          3 MONTHS        3 MONTHS
                                                     ENDED           ENDED
                                                    MARCH 31,       MARCH 31,
                                                     1997            1996


REVENUES
Investment product fees                          $        759       $        163
Net investment income                                     378                269
Net realized investment losses                             --                 --
                                                 ------------       ------------
 Total revenues                                         1,137                432
                                                 ------------       ------------


BENEFITS, LOSSES AND EXPENSES
Policy benefits and payments                               47                 78
Policy acquisition expenses                               148                 96
Other operating expenses                                  698                202
                                                 ------------       ------------
 Total benefits, losses and expenses                      893                376
                                                 ------------       ------------


INCOME (LOSS) BEFORE INCOME TAXES                         244                 56


Income tax expense (benefit)                               85                 20
                                                 ------------       ------------

NET INCOME                                       $        159       $         36
                                                 ============       ============





        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                           (UNAUDITED)
            (IN THOUSANDS)                         3 MONTHS        3 MONTHS
                                                     ENDED           ENDED
                                                    MARCH 31,       MARCH 31,
                                                     1997            1996


CASH FLOW FROM OPERATING ACTIVITIES
 Net income                                      $        159       $        36

ADJUSTMENTS TO RECONCILE NET INCOME
 TO NET CASH (USED IN) PROVIDED BY OPERATIONS

 Amortization and depreciation                             25                25
 Deferred income taxes and other assets                  (194)             (158)
 Increase in accrued investment income                    (65)              (30)
 Increase in deferred policy acquisition costs         (2,244)           (1,543)
 Increase in contractholder funds                       4,688               684
 Increase (decrease) in other liabilities
 Increase (decrease) in payable to affiliates             410               848
                                                 ------------       ------------
  Net cash (used in) provided by operating
   activities                                           2,779              (138)
                                                 ------------       ------------


CASH FLOW FROM INVESTING ACTIVITIES
 Proceeds from disposals of fixed maturities:
  Available-for-sale                                      346                 1
 Purchase of fixed maturities:
  Available-for-sale                                   (1,503)           (5,202)
  Held-to-maturity
                                                 ------------       ------------
  Net cash used for investing activities               (1,157)           (5,201)
                                                 ------------       ------------


CASH FLOW FROM FINANCING ACTIVITIES
  Capital contribution from parent
                                                 ------------       ------------
  Net cash provided by financing activities
                                                 ------------       ------------


NET INCREASE IN CASH AND CASH EQUIVALENTS               1,622            (5,339)


CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD          1,822             8,445
                                                 ------------       ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD         $      3,444       $     3,106
                                                 ============       ============





        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION

     These unaudited financial statements of PHL Variable Insurance Company (PHLV or the Company) included herein have been prepared in accordance with instructions within Article 10 of Regulation S-X of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes included in the Company's audited financial statements for the year ended December 31, 1996.


2.   ORGANIZATION

     As described more fully in Note 1 of the audited financial statements as of December 31, 1996, PM Holdings, Inc. (PM Holdings) acquired Dreyfus Consumer Life Insurance Company from The Dreyfus Corporation on May 31, 1994 and renamed the company PHL Variable Insurance Company. PM Holdings accounted for the acquisition of the Company under the purchase method of accounting. The assets and liabilities of the Company were recorded at their fair value as of the date of acquisition and goodwill was pushed-down to the Company from PM Holdings. PM Holdings is a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company (Phoenix).


3.   RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was adopted by PHL Variable in 1996. SFAS No. 121 mandates specific methodologies to be used for identifying and measuring the impairment of long-lived assets. Adoption of SFAS No. 121 did not materially impact PHL Variable's financial statements.


4.   SUBSEQUENT EVENTS

     On June 23, 1997, PM Holdings made a capital contribution of $5 million to the Company. This cash contribution was invested in cash and cash equivalent investments and increased PHLV's equity as additional paid-in capital. Deposits from the sale of variable annuity products increased separate account assets by $62.5 million during the second quarter, bringing separate account assets to $253.9 million as of June 30, 1997.


     RESULTS OF OPERATIONS
     ---------------------

     THREE MONTHS ENDED MARCH 31, 1997 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1996

     Revenues for the three months ended March 31, 1997 were $1.1 million, a $0.7 million (163%) increase from $0.4 million for the corresponding period in 1996. This increase reflected the higher fees earned on a $162 million increase in assets under management from March 31, 1996

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     to March 31, 1997, reaching $207.7 million. Fees increased to $759 thousand in the first three months of 1997, compared to $163 thousand during the same period last year. Investment income rose to $378 thousand during the first quarter of 1997, a $109 thousand (40%) improvement over the first quarter of 1996.

     Operating expenses of $0.7 million for the three months ended March 31, 1997 increased by $0.5 million from $0.2 million for the corresponding period in 1996. Higher expenses were primarily attributable to those expenses incurred by the Company, under a cost allocation agreement with its ultimate parent, Phoenix Home Life, for facilities and services. This reflected the increased cost in administering a larger block of business as previously described.

     Net income of $159 thousand in the first quarter of 1997 reflected an increase of $123 thousand over the same period in 1996 and was primarily attributable to increased fee revenues explained above. The effective tax rate of 35% was consistent during both the 1997 and 1996 periods presented.

PHL VARIABLE
INSURANCE COMPANY


FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
TABLE OF CONTENTS
----------------------------------------------------------------------------


                                                                       Page

Reports of Independent Accountants..................................   18-19

Balance Sheets at December 31, 1996 and 1995........................      20

Statements of Operations for the Years Ended
  December 31, 1996, 1995 and 1994..................................      21

Statements of Stockholder's Equity for the Years Ended
  December 31, 1996, 1995 and 1994..................................      22

Statements of Cash Flows for the Years Ended
 December 31, 1996, 1995 and 1994...................................      23

Notes to Financial Statements.......................................   24-34

[logo]Price Waterhouse



                        Report of Independent Accountants

February 12, 1997

To the Board of Directors
  and Stockholder of
  PHL Variable Insurance Company

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company (the Company), at December 31, 1996 and 1995 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and the period from June 1, 1994 through December 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/Price Waterhouse LLP

[logo]Price Waterhouse



                        Report of Independent Accountants

February 14, 1995

To the Board of Directors
  and Stockholder of
  PHL Variable Insurance Company
  (formerly Dreyfus Consumer Life Insurance Company)

In our opinion, the accompanying statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of Dreyfus Consumer Life Insurance Company (Predecessor or the Company), for the period from January 1, 1994 through May 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the financial statements, the Company adopted Statement of Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities, in 1994.

/s/Price Waterhouse LLP

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                          DECEMBER 31,

                                                     1996              1995

                                                        (IN THOUSANDS)

ASSETS
Investments:
Fixed maturities:
  Held-to-maturity, at amortized cost          $        1,827
  Available-for-sale, at fair value                    15,279    $       11,023
                                                --------------    --------------
Total investments                                      17,106            11,023

Cash and cash equivalents                               1,822             8,445
Accrued investment income                                 208               165
Deferred policy acquisition costs                       9,557             1,061
Current income taxes                                       14
Deferred income taxes                                     363
Other assets                                              225                44
Goodwill                                                  756               859
Separate account assets                               159,418            15,312
                                                --------------    --------------
Total assets                                   $      189,469    $       36,909
                                                ==============    ==============

LIABILITIES
Contractholders' funds at interest             $       11,569    $        3,497
Other liabilities                                       1,678             1,295
Current income taxes                                                         72
Deferred income taxes                                                        52
Separate account liabilities                          159,418            15,312
                                                --------------    --------------
Total liabilities                                     172,665            20,228
                                                --------------    --------------

EQUITY
Common stock, $1 par value, 2,500,000
  shares authorized, issued and outstanding             2,500             2,500
Additional paid-in-capital                             13,864            13,864
Unrealized investment gains, net                           44               221
Retained earnings                                         396                96
                                                --------------    --------------
Total equity                                           16,804            16,681
                                                --------------    --------------

Total liabilities and equity                   $      189,469    $       36,909
                                                ==============    ==============


        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                               SUCCESSOR           PREDECESSOR
                                                                                              PERIOD FROM          PERIOD FROM
                                                  SUCCESSOR             SUCCESSOR               JUNE 1,             JANUARY 1,
                                                 YEAR ENDED            YEAR ENDED               1994 TO                1994
                                                DECEMBER 31,          DECEMBER 31,           DECEMBER 31,           TO MAY 31,
                                                    1996                  1995                   1994                  1994
                                                                                 (IN THOUSANDS)

REVENUES
Investment product fees                     $            1,491    $             133
Net investment income                                    1,097                  828      $            352      $           137
Net realized investment losses                             (18)                                       (29)
                                            -------------------   ------------------     -----------------     ----------------
 Total revenues                                          2,570                  961                   323                  137
                                            -------------------   ------------------     -----------------     ----------------

BENEFITS, LOSSES AND EXPENSES
Policy benefits and payments                               397                   54
Policy acquisition expenses                                578                  (42)
Other operating expenses                                 1,124                  965                   168                   24
                                            -------------------   ------------------     -----------------     ----------------
  Total benefits, losses and expenses                    2,099                  977                   168                   24
                                            -------------------   ------------------     -----------------     ----------------

INCOME (LOSS) BEFORE INCOME TAXES                          471                  (16)                  155                  113

Income tax expense (benefit)                               171                  (23)                   66                  (13)
                                            -------------------   ------------------     -----------------     ----------------

NET INCOME                                  $              300    $               7      $             89      $           126
                                            ===================   ==================     =================     ================


        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENTS OF STOCKHOLDER'S EQUITY
--------------------------------------------------------------------------------


                                                                      PREDECESSOR
                                                               PERIOD FROM JANUARY 1, 1994
                                                                     TO MAY 31, 1994

                                                             ADDITIONAL                                  TOTAL
                                           COMMON             PAID-IN             RETAINED           STOCKHOLDER'S
                                            STOCK             CAPITAL             EARNINGS               EQUITY
                                                                               (IN THOUSANDS)

Balances at December 31, 1993         $         2,000   $             4,477  $           3,160   $              9,637
  Adoption of FAS 115                                                                     (174)                  (174)
  Net income                                                                               126                    126
                                       ---------------   ------------------   -----------------   --------------------

Balances at May 31, 1994              $         2,000   $             4,477  $           3,112   $              9,589
                                       ===============   ==================   =================   ====================



                                                                                      SUCCESSOR
                                                                                PERIOD FROM JUNE 1, 1994
                                                                                  TO DECEMBER 31, 1996

                                                          ADDITIONAL                      NET UNREALIZED        TOTAL
                                           COMMON          PAID-IN        RETAINED         INVESTMENT        STOCKHOLDER'S
                                           STOCK           CAPITAL        EARNINGS        GAINS (LOSSES)        EQUITY
                                                                       (IN THOUSANDS)
Balances at May 31, 1994              $       2,000   $       4,477   $        3,112                        $        9,589
   Acquisition adjustment                                     3,887           (3,112)                                  775
                                       -------------   -------------   ---------------                        -------------

Balances at June 1, 1994                      2,000           8,364                                                 10,364
  Net income                                                                       89                                   89
  Net unrealized loss                                                                      $       (110)              (110)
                                       -------------   -------------   ---------------     -------------      -------------

Balances at December 31, 1994                 2,000           8,364                89              (110)            10,343
  Capital contribution from parent              500           5,500                                                  6,000
  Net income                                                                        7                                    7
  Net unrealized gain                                                                               331                331
                                       -------------   -------------   ---------------     -------------      -------------

Balances at December 31, 1995                 2,500          13,864                96               221             16,681
  Net income                                                                      300                                  300
  Net unrealized loss                                                                              (177)              (177)
                                       -------------   -------------   ---------------     -------------      -------------

Balances at December 31, 1996         $       2,500   $      13,864   $           396     $          44      $      16,804
                                       =============   =============   ===============     =============      =============


        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                              SUCCESSOR            PREDECESSOR
                                                                                             PERIOD FROM           PERIOD FROM
                                                      SUCCESSOR            SUCCESSOR           JUNE 1,              JANUARY 1,
                                                     YEAR ENDED            YEAR ENDED          1994 TO               1994 TO
                                                    DECEMBER 31,          DECEMBER 31,       DECEMBER 31,            MAY 31,
                                                        1996                  1995               1994                  1994
                                                                                       (IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES
  Net income                                     $             300    $                7    $             89        $        126

ADJUSTMENTS TO RECONCILE NET INCOME
 TO NET CASH (USED IN) PROVIDED BY OPERATIONS
  Net realized investment losses                                18                                        29
  Amortization of bond premium                                                         6                                       9
  Amortization and depreciation                                106                   102                  60                  11
  Deferred income taxes and other assets                      (501)                 (192)                  7                  11
  Increase in accrued investment income                        (43)                   (7)                (67)                 24
  Increase in deferred policy acquisition costs             (8,551)               (1,061)
  Increase in contractholder funds                           8,072                 3,497
  Increase (decrease) in other liabilities                                             1                                     (13)
  Increase (decrease) in payable to affiliates                 222                 1,184                 108                (112)
                                                 -------------------   ------------------    ------------------  ------------------
    Net cash (used in) provided by operating
     activities                                               (377)                3,537                 226                  56
                                                 -------------------   ------------------    ------------------  ------------------


CASH FLOW FROM INVESTING ACTIVITIES
  Proceeds from disposals of fixed maturities:
    Available-for-sale                                        3,219                1,532              43,474               2,023
  Purchase of fixed maturities:
    Available-for-sale                                       (7,638)              (2,714)            (44,045)             (2,724)
    Held-to-maturity                                         (1,827)
                                                 -------------------   ------------------    ------------------  ------------------
    Net cash used for investing activities                   (6,246)              (1,182)               (571)               (701)
                                                 -------------------   ------------------    ------------------  ------------------

CASH FLOW FROM FINANCING ACTIVITIES
    Capital contribution from parent                                               6,000
                                                 -------------------   ------------------    ------------------  ------------------
    Net cash provided by financing activities                                      6,000
                                                 -------------------   ------------------    ------------------  ------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                    (6,623)               8,355                (345)               (645)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                8,445                   90                 435               1,080
                                                 -------------------   ------------------    ------------------  ------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD         $            1,822   $            8,445    $             90    $            435
                                                  ==================   ==================    ==================  ==================

SUPPLEMENTAL CASH FLOW INFORMATION
    Income taxes paid, net                       $              569   $               13    $             64    $             32


        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   DESCRIPTION OF BUSINESS

     On May 31, 1994, PM Holdings, Inc. (PM Holdings) acquired Dreyfus Consumer Life Insurance Company from The Dreyfus Corporation and renamed the company PHL Variable Insurance Company (PHL Variable or the Company). PM Holdings accounted for the acquisition of the Company under the purchase method of accounting. The assets and liabilities of the Company were recorded at their fair value as of the date of acquisition and goodwill was pushed-down to the Company from PM Holdings. PM Holdings is a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company (Phoenix).

     PHL Variable offers variable annuity products in the United States designed for individual purchasers and a group product offered to employees to fund qualified pension plan deposits.

     Phoenix and its affiliates provide services and facilities to the Company and are reimbursed through a cost allocation process. Investment related expenses are allocated to the Company from PM Holdings.

     Effective January 1, 1995, the money management businesses of Phoenix were transferred to Phoenix Securities Group, Inc. (Phoenix Securities Group), a wholly-owned subsidiary of PM Holdings. Phoenix Securities Group entered into contracts to manage the general account and separate account investments of PHL Variable. On November 1, 1995, PM Holdings merged Phoenix Securities Group into Duff & Phelps Corporation, forming Phoenix Duff & Phelps Corporation (PDP). PM Holdings owns approximately 60% of the outstanding PDP common stock.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     These financial statements have been prepared in accordance with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in determining contractholder liabilities, taxes and valuation allowances are discussed throughout the Notes to Financial Statements. Certain reclassifications have been made to the 1995 and 1994 amounts to conform with the 1996 presentation.

     The financial statements as of December 31, 1996 and 1995 and for the period from June 1, 1994 through December 31, 1994 are those of PHL Variable (the Successor). The financial statements for the period from January 1, 1994 through May 31, 1994 are those of Dreyfus Consumer Life Insurance Company (the Predecessor) before its business and net assets were acquired by PM Holdings.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was adopted by PHL Variable in 1996. SFAS No. 121 mandates specific methodologies to be used for identifying and measuring the impairment of long-lived assets. Adoption of SFAS No. 121 did not materially impact PHL Variable's financial statements.

     Effective January 1, 1995, the Company adopted the provision of Statement of Position 94-6 (SOP 94-6), Disclosure of Certain Significant Risks and Uncertainties. SOP 94-6 requires disclosure about the nature of a reporting entity's operations and the use of estimates in the preparation of financial statements.

     In 1994, PHL Variable adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires PHL Variable to segregate its debt into three categories: held to maturity, available for sale or trading. The effect of implementing SFAS No. 115 resulted in a decrease in investment assets and stockholder's equity of $174,332 in 1994. Such bonds were previously carried at amortized cost.

     VALUATION OF INVESTMENTS

     Investments in fixed maturities include bonds and asset-backed securities including collateralized mortgage obligations (CMOs). The Company classifies all its fixed maturities as either held-to-maturity or available-for-sale investments. Fixed maturities held-to-maturity consist of private placement bonds presented at amortized cost, net of impairments, that management intends and has the ability to hold until maturity. Fixed maturities available-for-sale are presented at fair value with unrealized gains or losses included in equity and consist of public bonds that management may not hold until maturity. Fixed maturities are considered impaired when a decline in value is considered to be other than temporary.

     Short-term investments are carried at amortized cost, which approximates fair value.

     Realized investment gains and losses, other than those related to separate accounts for which the Company does not bear the investment risk, are determined by the specific identification method and reported as a component of revenue. A realized investment loss is recorded when an investment valuation reserve is determined. Valuation reserves are netted against the asset categories to which they apply and changes in the valuation reserves are included in realized investment gains and losses. Unrealized investment gains and losses on fixed maturities available-for-sale are included as a separate component of equity, net of deferred income taxes and deferred policy acquisition costs.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes cash on hand, money market instruments and short term investments purchased with a maturity of less than three months.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     DEFERRED POLICY ACQUISITION COSTS

     The costs of acquiring new business, principally commissions, distribution and policy issue expenses, all of which vary with and are primarily related to the production of revenues, are deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition at the end of each accounting period.

     Deferred policy acquisition costs are amortized in proportion to total estimated gross profits over the expected average life of the contracts using estimated gross margins arising principally from investment, mortality and expense margins and surrender charges based on historical and anticipated experience, updated at the end of each accounting period.

     OTHER ASSETS

     Other assets primarily consist of prepaid expenses.

     GOODWILL

     Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. Effective June 1, 1994, goodwill arising from the acquisition of the Company is amortized using the straight-line method over a period of 10 years, the expected period of benefit from the acquisition. Prior to June 1, 1994, goodwill was amortized over a period of 20 years. Management periodically reevaluates the propriety of the carrying value of assets. Assets are considered impaired if the carrying value exceeds the expected future undiscounted cash flows. Such analyses are performed at least annually or more frequently if warranted by events or circumstances affecting PHL Variable's business. At this time, management believes that no significant impairment of the remaining goodwill asset has occurred and that no reduction of the estimated useful lives is warranted.

     SEPARATE ACCOUNTS

     Separate account assets and liabilities are funds maintained in accounts to meet specific investment objectives of contractholders who bear the investment risk. Investment income and investment gains and losses accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. The assets and liabilities are carried at market value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Amounts assessed to the contractholders for management services are included in revenues.

     CONTRACTHOLDERS' FUNDS AT INTEREST

     Contractholder deposit funds consist of deposits received from customers and investment earnings on their fund balances, less administrative charges.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     INVESTMENT PRODUCT FEES

     Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges.

     INCOME TAXES

     For the tax year ended December 31, 1996, PHL Variable plans to file a separate federal income tax return. PHL Variable filed separate federal income tax returns for the year ended December 31, 1995 and for the period June 1, 1994 through December 31, 1994.

     For the period January 1, 1994 through May 31, 1994, the former Dreyfus Consumer Life Insurance Company (DCLIC) was included in the consolidated federal income tax return filed by The Dreyfus Corporation (the Corporation). All participants in the consolidated federal income tax return were severally liable for the full amount of any taxes payable by the group. In accordance with an income tax apportionment agreement with the Corporation, the provision for DCLIC's federal income tax was computed on a separate return basis.

     Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes. These differences result primarily from policy liabilities and accruals, policy acquisition expenses and unrealized gains or losses on investments.

     EMPLOYEE BENEFITS

     Phoenix sponsors pension and savings plans (the Plans) for its employees and agents, and those of its subsidiaries. The qualified Plans comply with requirements established by the Employee Retirement Income Security Act of 1974 (ERISA) and excess benefit plans provide for that portion of pension obligations which is in excess of amounts permitted by ERISA. Phoenix also provides certain health care and life insurance benefits for active and retired employees. PHL Variable incurs applicable employee benefit expenses through the process of cost allocation by Phoenix.

     Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for PHL Variable's participation in the Plans. The amount of such allocated benefits is immaterial to the financial statements. However, with respect to the Phoenix Home Life Mutual Insurance Company Employee Pension Plan, the total assets of the plan exceeded the actuarial present value of vested benefits at January 1, 1996, the date of the most recent actuarial valuation.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.   INVESTMENTS

     Information pertaining to PHL Variable's investments, net investment income and realized and unrealized investment gains and losses follows:

     FIXED MATURITIES

     The amortized cost and fair value of investments in fixed maturities as of December 31, 1996 were as follows:

                                                                            GROSS                  GROSS
                                                   AMORTIZED             UNREALIZED              UNREALIZED             FAIR
                                                      COST                  GAINS                  LOSSES               VALUE
                                                                                   (IN THOUSANDS)
FIXED MATURITIES:

HELD-TO-MATURITY:
Corporate securities                          $            1,827                           $               (337)   $          1,490
                                               ------------------                           --------------------   -----------------

  Total                                                    1,827                                           (337)              1,490
                                               ------------------                           --------------------   -----------------

AVAILABLE-FOR-SALE:
U.S. government and agency bonds                           7,816    $               167                      (1)              7,982
State and political subdivision bonds                      2,635                      6                      (1)              2,640
Mortgage-backed securities                                 4,679                                            (22)              4,657
                                               ------------------    -------------------    --------------------   -----------------

  Total                                                   15,130                    173                     (24)             15,279
                                               ------------------    -------------------    --------------------   -----------------

  Total fixed maturities                      $           16,957    $               173    $               (361)   $         16,769
                                               ==================    ===================    ====================    ================

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The amortized cost and fair value of investments in fixed maturities as of December 31, 1995 were as follows:

                                                                        GROSS               GROSS
                                                 AMORTIZED           UNREALIZED           UNREALIZED             FAIR
                                                   COST                 GAINS               LOSSES               VALUE
                                                                           (IN THOUSANDS)

FIXED MATURITIES:

AVAILABLE-FOR-SALE:
U.S. government and agency bonds             $          7,786    $             358    $             (2)   $           8,140
State and political subdivision bonds                     141                                       (1)                 140
Mortgage-backed securities                              2,714                   29                                    2,743
                                             -----------------    -----------------    ----------------    -----------------

  Total                                                10,641                  385                  (3)              11,023
                                             -----------------    -----------------    ----------------    -----------------

  Total fixed maturities                     $         10,641    $             385    $             (3)   $          11,023
                                             =================    =================    ================    =================



     The amortized cost and fair value of fixed maturities, by contractual maturity, as of December 31, 1996 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or the Company may have the right to put or sell the obligations back to the issuers.

                                                          HELD-TO-MATURITY                  AVAILABLE-FOR-SALE

                                                   AMORTIZED           FAIR             AMORTIZED             FAIR
                                                     COST              VALUE               COST               VALUE
                                                                           (IN THOUSANDS)

Due in one year or less                                                             $          4,278     $           4,303
Due after one year through five years                                                          6,067                 6,215
Due after five years through ten years         $         1,827   $         1,490
Due after ten years                                                                              106                   104
Mortgage-backed securities                                                                     4,679                 4,657
                                                ---------------   ---------------    ----------------     -----------------

Total                                          $         1,827   $         1,490    $         15,130     $          15,279
                                                ===============   ===============    ================     =================



     The Company's investment in mortgage-backed securities at December 31, 1996 was in sequential pay bonds and at December 31, 1995 was in commercial bonds. PHL Variable has no exposure in the more volatile residential derivative market such as interest-only, principal-only or inverse float instruments.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     NET INVESTMENT INCOME

     The components of net investment income were as follows:

                                                                                         SUCCESSOR              PREDECESSOR
                                                                                        PERIOD FROM             PERIOD FROM
                                          SUCCESSOR               SUCCESSOR               JUNE 1,               JANUARY 1,
                                          YEAR ENDED             YEAR ENDED               1994 TO                 1994 TO
                                         DECEMBER 31,           DECEMBER 31,            DECEMBER 31,              MAY 31,
                                             1996                   1995                    1994                   1994
Fixed maturities                    $                 949   $                595   $                 256   $                 86
Short-term investments                                167                    233                      96                     51
                                     --------------------    -------------------    --------------------    -------------------

                                                   1,116                     828                     352                    137
Less investment expenses                              19
                                     --------------------    -------------------    --------------------    -------------------

Net investment income               $              1,097    $                828   $                 352   $                137
                                     ====================    ===================    ====================    ===================


     INVESTMENT GAINS AND LOSSES

     Unrealized gains and losses on investments carried at fair value at December 31, were as follows:

                                                           1996                1995               1994

                                                                          (IN THOUSANDS)
Unrealized investment gains (losses)
  Fixed maturities                                   $          (233)    $            551    $         (169)
  Deferred policy acquisition costs                              (40)                (42)
  Deferred income taxes (benefits)                               (96)                 178               (59)
                                                     ----------------    ----------------   ----------------
Net unrealized investment gains (losses)             $          (177)    $            331    $         (110)
                                                     ================    ================    ===============



     The proceeds from sales of available-for-sale fixed-maturities for the years ended December 31, 1996, 1995 and 1994 were $3.2 million, $1.5 million and $45.5 million, respectively. The gross realized gains (losses) associated with these sales were $(18,044), $0 and $771 in 1996, 1995 and 1994, respectively.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.   GOODWILL

     Goodwill was as follows:

                                                DECEMBER 31,
                                         1996                1995
                                               (IN THOUSANDS)


Goodwill                          $          1,055    $           1,055

Accumulated amortization                      (299)                (196)
                                   ----------------   ------------------

Total                             $            756    $             859
                                   ================    =================


5.   FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

     Financial instruments that are subject to fair value disclosure requirements (insurance contracts are excluded) are carried in the financial statements at amounts that approximate fair value. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     CASH AND CASH EQUIVALENTS

     For these short-term investments, the carrying amount approximates fair value.

     FIXED MATURITIES

     Fair values are based on quoted market prices, where available, or quoted market prices of comparable instruments. Fair values of private placement fixed maturities are estimated using discounted cash flows that apply interest rates currently being offered with similar terms to borrowers of similar credit quality.

     INVESTMENT CONTRACTS

     Variable annuity contracts have guarantees of less than one year for which interest credited is closely tied to rates earned on owned assets. For such liabilities, fair value is assumed to be equal to the stated liability balances. The contract liability balances for December 31, 1996 and 1995 were $11.6 million and $3.5 million, respectively.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.   INCOME TAXES

     The income taxes attributable to the results of operations are different than the amounts determined by multiplying income before taxes by the statutory income tax rate. The sources of the difference and the tax effects of each for the year ended December 31, were as follows:

                                                       1996                        1995                         1994
                                                                              (IN THOUSANDS)
Income tax expense at statutory rate        $           165     35%     $            (6)     35%      $           54    35%
Dividend received deduction & tax-
   exempt interest                                       (4)    -1%                  (2)    11%
State income tax expense                                  6      1%                   3    -17%                   14     9%
Other, net                                                4     -1%                 (18)   114%                   (2)   -1%
                                             ---------------             ---------------              ---------------

Income taxes                                $           171     36%     $          (23)    143%      $            66    43%
                                             ===============             ===============              ===============



      The following is a summary of income taxes (benefits) in the statements of operations for the year ended December 31:

                                    1996                  1995                 1994
                                                          (IN THOUSANDS)

Income taxes:
  Current:
     Federal                $               481    $              44   $              50
     State                                    9                    4                  22
                             -------------------    -----------------    ----------------
                                            490                   48                  72
  Deferred:
     Federal                               (319)                 (71)                 (6)
                             -------------------    -----------------    ----------------

Income taxes                $               171    $             (23)   $             66
                             ===================    =================    ================

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      The deferred income tax asset (liability) represents the tax effects of temporary differences. The components were as follows:

                                                               DECEMBER 31,
                                                        1996                 1995
                                                              (IN THOUSANDS)

Deferred policy acquisition costs                 $          (3,374)     $           (386)
Surrender charges                                             3,538                   372
Investments                                                     (59)                  (27)
Future policyholder benefits                                    252                    88
Other                                                            29                    20
                                                   -----------------     -----------------
                                                                386                    67

Net unrealized investment losses                                (23)                 (119)
                                                   -----------------     -----------------

Deferred tax asset (liability), net               $             363    $              (52)
                                                   =================     =================



      It is management's assessment, based on the Company's earnings and projected future taxable income, that it is more likely than not that the deferred tax assets at December 31, 1996 and 1995, will be realized.

      Gross deferred income tax assets totaled $3.8 million and $.5 million at December 31, 1996 and 1995, respectively. Gross deferred income tax liabilities totaled $3.5 million and $.5 million at December 31, 1996 and 1995, respectively.

      The Internal Revenue Service (IRS) is currently examining the Company's tax return for 1994. Management does not believe that there will be a material adverse effect on the financial statements as a result of pending tax matters.

7.    REINSURANCE

      Beginning in January 1996, the Company entered into a reinsurance treaty that cedes death benefits to a reinsurer in excess of account balances on variable contracts. Premiums paid during the year were $48,715. Under this treaty, no claims were recoverable in 1996.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.   DEFERRED POLICY ACQUISITION COSTS

     The following reflects the amount of policy acquisition costs deferred and amortized for the years ended December 31:

                                                       1996                 1995
                                                            (IN THOUSANDS)

Balance at beginning of year                   $            1,061
Acquisition expense deferred                                9,114    $           1,055
Amortized to expense during the year                         (578)                  48
Adjustment to equity during the year                          (40)                 (42)
                                                ------------------    -----------------

Balance at end of year                         $            9,557    $           1,061
                                                ==================    =================



9.   STATUTORY FINANCIAL INFORMATION

     The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. As of December 31, 1996, there were no material practices not prescribed by the Insurance Department of the State of Connecticut. Statutory equity differs from stockholder's equity reported in accordance with GAAP for life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

     The following reconciles the statutory surplus and asset valuation reserve
     (AVR) of the Company as reported to regulatory authorities to equity as reported in these financial statements:

                                                      1996                 1995
                                                            (IN THOUSANDS)

Statutory surplus and AVR                      $          16,790    $          15,728
Deferred policy acquisition costs, net                     9,639                1,103
Future policy benefits                                   (10,828)              (1,313)
Investment valuation allowances                               44                  221
Deferred income tax                                          403                   84
Other, net                                                   756                  858
                                               ------------------    -----------------
Equity, as reported                            $          16,804    $          16,681
                                               ==================    =================



     The Connecticut Insurance Holding Act limits the maximum amount of annual dividends or other distributions available to stockholders of Connecticut insurance companies without prior approval of the Insurance Commissioner. Under current law, the maximum dividend distribution which may be made by the Company during 1997 without prior approval is subject to restrictions relating to statutory surplus.

                       PHL VARIABLE SEPARATE ACCOUNT MVA1

                     THE EFFECTIVE DATE OF THE PHL VARIABLE
                     SEPARATE ACCOUNT MVA1 IS THE EFFECTIVE
                      DATE OF THIS REGISTRATION STATEMENT,
                   THEREFORE, FINANCIAL DATA IS NOT AVAILABLE.

                                     PART II
                    INFORMATION NOT REQUIRED IN A PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Not applicable.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 5.9 of the Connecticut Corporation Law & Practice, provides that a corporation may indemnify any director or officer of the corporation made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, by reason of the fact that he, his testator or intestate, served such other corporation in any capacity at the request of the indemnifying corporation.

      Article III Section 14 of the By-Laws of the Company provides: "Each Director, officer or employee of the Company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the Company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director, officer or employee of the Company, or of any other company which he was serving as a Director or officer at the request of the Company, except in relation to matters as to which such Director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, by-law, agreement, vote of shareholders or otherwise."

      Insofar as indemnification for liability arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          Not applicable.

ITEM 16.  EXHIBITS

          1 Underwriting Agreement. Incorporated by reference to Exhibit 3 of File No. 33-87376 Pre-Effective Amendment No. 1 to Form N-4 filed on July 20, 1995.

          2 Plan of acquisition, reorganization, arrangement, liquidation or succession. Not applicable.

          3    (i)  Articles of Incorporation. Incorporated by reference to
                    Exhibit 6(a) of File No. 33-87376 Registration Statement on
                    Form N-4 filed on December 14, 1994.

               (ii) By-Laws. Incorporated by reference to Exhibit 6(b) of File
                    No. 33-87376 Registration Statement on Form N-4 filed on December 14, 1994.

          4 Form of Variable Annuity Contract with MVA Rider. Filed with Registration Statement on Form S-1 on January 23, 1997 and incorporated herein by reference.

          5    Opinion re legality. Refer to Exhibit 23.2

          8    Opinion re tax matters. Not applicable.

          9    Voting trust agreement. Not applicable.

          10   Material contracts. Not applicable.

          11   Statement re computation of per share earnings. Not applicable.

          12   Statements re computation of ratios. Not applicable.

          15 Letter re unaudited interim financial information. Not applicable.

          16   Letter re change in certifying accountant. Not applicable.

          21   Subsidiaries of the registrant. Not applicable.

          23.1 Consent of Price Waterhouse LLP. Filed herewith.

          23.2 Opinion and Consent of Counsel--Edwin L. Kerr. Filed herewith.

          23.3 Consent of Counsel--Blazzard, Grodd & Hasenauer, P.C. Filed herewith.

          24 Powers of attorney. Incorporated by reference to Exhibit 15 of File No. 33-87376 Post-Effective Amendment No. 1 to Form N-4 filed via Edgar on April 19, 1996 and Post-Effective Amendment No. 2 to Form N-4 filed via Edgar on September 13, 1996.

          25   Statement of eligibility of trustee. Not applicable.

          26   Invitation for competitive bids. Not applicable.

          27   Financial Data Schedule. Filed herewith.


ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  Not applicable.

ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES
          Financial Statements and Schedules conforming to the requirement of Regulation S-X are filed herewith.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 15th day of July, 1997.

                                 PHL Variable Insurance Company


                                 By____________________________________
                                    *Robert W. Fiondella
                                     President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the persons in the capacities indicated with PHL Variable Insurance Company on this 15th day of July, 1997.


      Signature                           Title
      ---------                           -----


________________________                  Director
*Richard H. Booth

________________________                  Director
*Robert G. Chipkin

________________________                  Chairman of the Board and President
*Robert W. Fiondella                      (Principal Executive Officer)

________________________                  Director
*Joseph E. Kelleher

________________________                  Director
*Philip R. McLoughlin

________________________                  Director
*Charles J. Paydos

________________________                  Director, Executive Vice President,
*David W. Searfoss                        Chief Financial Officer and Treasurer
                                          (Principal Financial and
                                          Accounting Officer)

________________________                  Director
*Simon Y. Tan


/s/ Dona D. Young
________________________                  Director
Dona D. Young


By:/s/ DONA D. YOUNG
   ---------------------
      Dona D. Young

*DONA D. YOUNG, as Attorney-in-Fact pursuant to Powers of Attorney, copies of which were filed previously. (See Exhibit 24.)

                                      S-1